Exhibit 3.2

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

•	First: The name of the limited liability company is U.S. Well Services Holdings, LLC

•	Second: The address of its registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington Zip Code 19801.

The name of its Registered agent at such address is The Corporation Trust Company.

•	Third: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 1st day of November, 2022.

By:	/s/ Matthew D. Wilks
Authorized Person(s)

Name:	Matthew D. Wilks
Typed or Printed